Exhibit 99.1

TREE.COM REPORTS THIRD QUARTER 2010 RESULTS

CHARLOTTE, N.C., October 29, 2010 — Tree.com, Inc. (NASDAQ: TREE) today announced the quarter ended September 30, 2010, Adjusted EBITDA of $5.5 million, an improvement of $2.1 million over the prior quarter and a $9.0 million improvement over the third quarter 2009’s loss of $3.5 million.  Tree’s third quarter 2010 revenue was $53.2 million, up from $45.8 million in the second quarter 2010.  Tree reported GAAP net income of $0.16 per share on net income of $1.8 million, an improvement over the $0.07 GAAP loss per share on a net loss of $0.8 million in the prior quarter, and the $0.68 GAAP loss per share on a net loss of $7.4 million in the third quarter 2009.

Doug Lebda, Chairman and CEO of Tree.com stated, “Overall, I am pleased with our performance in the third quarter.  We felt the benefit of a drop in interest rates which created an increase in refinance mortgage activity, and our results reflect that.  Apart from the financial results, this is an important inflection point in the progress of the company.  We are planning to grow our LendingTree Loans business, and with the announced new management and strategy in Real Estate, we are strongly reaffirming our commitment to provide the greatest value to our shareholders.”

Tree.com SVP Tamara Kotronis added, “The positive impact we felt in Q3 from lower interest rates definitely contributed to our solid Q3 results with revenue growth in both the Exchanges and LendingTree Loans.  In addition, the non-mortgage businesses within the Exchanges continue to gain traction and are accounting for a greater portion of the overall business, and we continue to invest marketing dollars to grow these non-mortgage businesses.  All of this helped to offset continued softness in the Real Estate business, and deliver revenue growth, net income and positive Adjusted EBITDA in the quarter.  As for guidance, we do expect a normal seasonal downturn in Q4, and as a result expect Adjusted EBITDA in the quarter to be between breakeven and $2 million”.

Tree.com Summary Financial Results

$s in millions (except per share amounts)

	Q3 2010	Q2 2010	Q/Q % Change	Q3 2009	Y/Y % Change
Revenue	$53.2	$45.8	16%	$50.7	5%

Cost of Revenue *	$14.5	$13.2	10%	$18.7	(23)%

Operating Expenses*	$33.2	$29.2	14%	$35.5	(7)%

Adjusted EBITDA **	$5.5	$3.4	62%	$(3.5)	257%

EBITDA **	$4.0	$2.0	100%	$(4.7)	185%

Net Income/(Loss)	$1.8	$(0.8)	328%	$(7.4)	125%

Net Income/(Loss) Per Share	$0.16	$(0.07)	329%	$(0.68)	123%
Diluted Net Income/(Loss) Per Share	$0.16	$(0.07)	329%	$(0.68)	123%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Net Income/Loss.

Information Regarding Q3 Results

•                  Third quarter 2010 revenue was up 16% quarter-over-quarter, primarily due to an increase at LendingTree Loans, with 17% more closed loans than the prior quarter.  The Exchanges segment revenue grew 6% quarter over quarter primarily due to strong refinance activity brought on by the recent drop in interest rates (see mortgage rate chart below).  The Real Estate segment revenue, however, was 32% lower quarter-over-quarter as the number of closed units declined 31% from second quarter levels.

Looking year-over-year, revenue was up 5% over the third quarter 2009.  This year-over-year increase in total revenue is due to LendingTree Loans, with 18% more closed loans, partially offset by fewer year-over-year matched loan requests on the Exchanges and fewer closed home sales in the Real Estate segment.

•                  Third quarter 2010 Adjusted EBITDA improved $2.1 million over the second quarter, with the revenue improvements, primarily at LendingTree Loans segment, driving the improvement.  The Exchanges, Real Estate and Corporate segments each generated lower Adjusted EBITDA versus last quarter.  Overall, marketing spend was $0.7 million higher quarter-over-quarter, due to the production costs of commercial spots that aired in the third quarter.  However, marketing expense as a percentage of revenue was down quarter-over-quarter, to 34% from 37% in Q2, driven by low interest rates which in turn lowered cost per lead.

Adjusted EBITDA increased $9.0 million year-over-year, primarily reflecting the revenue improvements at LendingTree Loans in addition to lower professional fees and employee costs.

Average 30-Year Fixed Mortgage Rate Recent Trends

Source: Freddie Mac: Primary Mortgage Market Survey

Freddie Mac’s Primary Mortgage Market Survey consists of the average of 125 lenders’ rates who contributed rates to Freddie Mac. The rates are based on 30-year fixed rate mortgage with 20% down and 80% finance over the life of the loan.

Information Regarding Intersegment Revenue and Marketing

During the third quarter of 2010, the company changed its policy of accounting for inter-segment revenue and inter-segment marketing expense between the LendingTree Loans and Exchanges segments.  This change impacts the segment results only, and does not impact the consolidated financial results of Tree.com.

Marketing expense for the Exchanges is primarily the building and maintaining of the company’s core brands, using both online and offline spending, and generating leads not only for the Exchanges but for other segments as well.  Previously, marketing expense for LendingTree Loans was primarily comprised of inter-segment purchases of leads from the Exchanges.  The Exchanges received inter-segment revenue for the sale of these leads, and that revenue and the related marketing expense at LendingTree Loans would then eliminate in consolidation of the total company results.

The company now uses a cost sharing approach for these marketing expenses, whereby LendingTree Loans and the Exchanges now share the marketing expense on a pro rata basis, based on the quantity of leads received by each segment.  There is no longer inter-segment revenue or inter-segment marketing expense related to these leads.  Management believes that this cost sharing approach more closely aligns the overall goals of the company with the goals of segment management, and will ultimately drive the company to better performance.

Segment reporting results for prior periods reflect the policy change noted above.

Business Unit Discussion

LENDINGTREE LOANS SEGMENT

LendingTree Loans Segment Results
$s in millions

	Q3 2010	Q2 2010	Q/Q % Change	Q3 2009	Y/Y % Change
Revenue - Direct Lending
Origination and Sale of Loans	$31.9	$24.0	33%	$22.5	42%
Other	$2.9	$2.6	11%	$1.6	80%
Total Revenue - Direct Lending	$34.8	$26.6	30%	$24.1	44%

Cost of Revenue *	$11.0	$9.4	17%	$11.7	(5)%

Operating Expenses*	$11.3	$10.0	13%	$8.6	31%

Adjusted EBITDA **	$12.5	$7.2	73%	$3.8	228%

EBITDA **	$10.9	$7.1	53%	$3.8	188%

Operating Income(Loss)	$10.5	$6.7	57%	$3.0	252%

Metrics - Direct Lending
Purchased loan requests (000s)	69.0	67.1	3%	63.0	9%
Closed - units (000s)	3.3	2.8	17%	2.8	18%
Closed - units (dollars)	$721.9	$610.4	18%	$620.2	16%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/(Loss) by Segment.

LendingTree Loans

Third quarter 2010 revenue increased 30% quarter-over-quarter on 17% higher closed units.  The quarter again saw unprecedented lows in mortgage interest rates which in turn spurred another surge in refinance loan activity.  Third quarter revenue increased 44% from the same period last year on 18% more closed loans and a 12% increase in the revenue generated per loan.  Looking at the year-over-year revenue increase, the third quarter 2009 reflected a significant slowdown that followed the previously unprecedented refinance boom experienced earlier that year.

Operating expenses were $1.3 million higher quarter-over-quarter and $2.7 million higher year-over-year.  The quarter-over-quarter increase was largely driven by higher personnel costs compared to the second quarter.  The year-over-year increase in operating expense is due to higher personnel-related costs and higher marketing expense.  The year-over-year increase in marketing is related to an 81% increase in refinance lead volume delivered from LendingTree and therefore a higher share of the marketing expense.  Also in the third quarter, LendingTree Loans recognized $1.5 million expense for settlement of various legal and regulatory matters.  While this did affect Operating Income and EBITDA in the quarter, it had no effect on Adjusted EBITDA.

EXCHANGES SEGMENT

Exchanges Segment Results
$s in millions

	Q3 2010	Q2 2010	Q/Q % Change	Q3 2009	Y/Y % Change
Revenue - Exchanges
Match Fees	$12.9	$11.7	10%	$12.4	3%
Closed Loan Fees	$1.7	$2.0	(18)%	$5.3	(69)%
Inter-segment Revenue	$0.1	$0.0	188%	$0.0	NM
Other	$0.6	$0.8	(20)%	$0.9	(30)%
Total Revenue - Exchanges	$15.3	$14.5	6%	$18.6	(18)%

Cost of Revenue *	$1.3	$0.9	53%	$1.4	(7)%

Operating Expenses*	$15.2	$13.2	15%	$15.6	(3)%

Adjusted EBITDA **	$(1.2)	$0.4	(418)%	$1.6	(176)%

EBITDA **	$(0.5)	$0.1	(437)%	$1.5	(131)%

Operating Income(Loss)	$(1.3)	$(0.7)	(103)%	$0.9	(247)%

Metrics - Exchanges
Matched requests (000s)	311.1	271.1	15%	340.7	(9)%
Closing - units (000s)	9.2	8.4	10%	12.1	(24)%
Closing - units (dollars)	1,507.7	1,481.2	2%	2,231.6	(32)%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/(Loss) by Segment.

Exchanges

Exchanges revenue in third quarter 2010 increased 6% quarter-over-quarter and declined 18% year-over-year.  Match fee revenue increased both quarter-over-quarter and year-over-year.  The quarter-over-quarter increase is due to 15% more matched consumer requests, which was fueled by lower interest rates in the quarter and by growing non-mortgage verticals like Insurance and Home Services.

The year-over-year increase in match fees reflect pricing action taken in late 2009, which increased the emphasis on match revenue by increasing match fees and decreasing the average closed loan fee paid by lenders.  Consequently, both the quarter-over-quarter and year-over-year decline in closed loan revenue is due primarily to the same pricing action.  The year-over-year decline in closed loan revenue is also partially due to 24% fewer closed loan transactions.  For the third consecutive quarter, non-mortgage consumer services such as Education, Insurance, Auto and Home Services accounted for more than 50% of our total matched consumer requests.

Operating expenses increased $2.0 million quarter-over-quarter and decreased $0.4 million year-over-year.  The quarter-over-quarter increase is primarily the result of increased marketing expense related to the production of TV commercial spots that aired in the quarter as well as increased variable spend for the non mortgage verticals.  On a year-over-year basis, the lower operating expense was driven by lower marketing, which is the result of more leads being delivered to LendingTree Loans and therefore a greater share of the marketing cost to LendingTree Loans.

REAL ESTATE SEGMENT

Real Estate Segment Results
$s in millions

	Q3 2010	Q2 2010	Q/Q % Change	Q3 2009	Y/Y % Change
Total Revenue - Real Estate	$3.2	$4.7	(32)%	$8.0	(60)%

Cost of Revenue *	$2.1	$2.8	(25)%	$5.1	(59)%

Operating Expenses*	$1.6	$1.9	(16)%	$3.5	(54)%

Adjusted EBITDA **	$(0.5)	$(0.0)	NM	$(0.6)	16%

EBITDA **	$(0.7)	$(0.4)	(58)%	$(0.8)	14%

Operating Income(Loss)	$(1.2)	$(1.3)	12%	$(1.7)	31%

Metrics - Real Estate
Closing - units (000s)	0.7	1.0	(31)%	1.4	(51)%
Closing - units (dollars)	$137.7	$200.0	(31)%	$330.4	(58)%
Agents - RealEstate.com, REALTORS®	787	804	(2)%	1,304	(40)%
Markets - RealEstate.com, REALTORS®	20	20	0%	20	0%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/(Loss) by Segment.

Real Estate

Third quarter 2010 Real Estate revenue declined $1.5 million, or 32%, quarter-over-quarter on 31% fewer closed units.  This is a reflection of an industry-wide decline in the number of closed transactions.  Real Estate revenue was down $4.8 million, or 60%, year-over-year, primarily due to continued declines in the number of total real estate transactions, down 51% year-over-year, and lower average home prices, down 15% year-over-year.  Additionally, previous quarters’ reductions in agent counts were largely curtailed in the third quarter, showing just a 2% decline from second quarter.  The third quarter 2010 ended with 40% fewer agents year-over-year.

Adjusted EBITDA declined $0.5 million quarter-over-quarter and was up $0.1 million year-over-year.  The quarter-over-quarter decline was driven by the lower revenue in the period.  Operating Expenses were $0.3 million lower than the second quarter and $1.9 million lower than the third quarter 2009.  The reductions in operating expense were across marketing, as well as general and administrative, reflecting prior cost cutting initiatives.

CORPORATE

Unallocated Corporate Costs and Eliminations
$s in millions

	Q3 2010	Q2 2010	Q/Q % Change	Q3 2009	Y/Y % Change
Inter-segment Revenue - elimination	$(0.1)	$(0.0)	(188)%	$0.0	NM

Cost of Revenue *	$0.0	$0.1	(69)%	$0.5	(93)%

Inter-segment Marketing - elimination	$0.0	$0.0	100%	$0.0	NM

Operating Expenses*	$5.2	$4.1	27%	$7.8	33%

Adjusted EBITDA **	$(5.3)	$(4.2)	(25)%	$(8.3)	37%

EBITDA **	$(5.8)	$(4.9)	(20)%	$(9.2)	37%

Operating Income(Loss)	$(6.1)	$(5.2)	(18)%	$(9.6)	36%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/(Loss) by Segment.

Corporate

Operating expenses in the corporate segment increased $1.1 million quarter-over-quarter and decreased $2.6 million year-over-year.  The quarter-over-quarter increase was largely due to higher incentive compensation expense and professional fees in the quarter.  The year-over-year decreases in operating expense were primarily driven by lower professional fees and employee costs reflecting prior cost-cutting initiatives.

Liquidity and Capital Resources

As of September 30, 2010, Tree.com had $57.3 million in unrestricted cash and cash equivalents, compared to $62.9 million as of June 30, 2010.  During the third quarter under the previously announced $10 million share repurchase program which began in February, the company repurchased 182,667 shares at an average price of $6.69 in open market transactions.  Through September 30, 2010, the company has repurchased a total of 670,025 shares at an average price of $6.99 and has approximately $5.3 million of repurchase authorization remaining.

As of September 30, 2010, LendingTree Loans had two committed lines of credit totaling $125 million of borrowing capacity, plus an additional $25 million of uncommitted capacity.  Per our recent filings, LendingTree Loans renewed its warehouse line agreement with JP Morgan Chase Bank, N.A., with a term running through October 29, 2011.  As part of the renewal, borrowing capacity of this line of credit was increased from $75 million to $100 million. Effective with the renewal, borrowing capacity in the two committed lines is $150 million, plus $25 million of uncommitted capacity.  Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The loans held for sale and warehouse lines of credit balances as of September 30, 2010, were $164.5 million and $140.1 million, respectively.

Earlier this quarter, we disclosed that on August 30, 2010, the company completed a share exchange, whereby our Chairman and Chief Executive Officer, Douglas R. Lebda, exchanged 2,902.33 shares of Series A Redeemable Preferred Stock of LendingTree Holdings Corp. with 534,900 newly-issued shares of Tree.com common stock.  Details of the exchange were disclosed in a Form 8-K filed with the Securities Exchange Commission on September 1, 2010.

Conference Call

Tree.com will audio cast its conference call with investors and analysts discussing the company’s third quarter financial results and certain other matters described herein on Friday, October 29, 2010 at 11:00 a.m. Eastern Time (ET).  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Tree.com’s business.  The live audio cast is open to the public at http://investor-relations.tree.com/.

QUARTERLY FINANCIALS

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Revenue
LendingTree Loans	$34,760	$24,109	$87,147	$94,738
Exchanges and other	15,204	18,610	48,013	52,662
Real Estate	3,213	7,997	11,825	21,549
Total revenue	53,177	50,716	146,985	168,949
Cost of revenue
LendingTree Loans	11,049	11,685	30,752	38,437
Exchanges and other	1,346	1,949	3,654	6,054
Real Estate	2,074	5,056	7,312	13,712
Total cost of revenue (exclusive of depreciation shown separately below)	14,469	18,690	41,718	58,203
Gross margin	38,708	32,026	105,267	110,746
Operating expenses
Selling and marketing expense	17,830	17,435	55,035	45,149
General and administrative expense	14,035	17,515	39,263	50,929
Product development	1,013	1,673	2,964	4,842
Litigation settlements and contingencies	1,546	14	1,588	406
Restructuring expense	321	78	3,363	(158)
Amortization of intangibles	519	1,055	2,405	3,636
Depreciation	1,523	1,698	4,539	5,049
Asset impairments	—	—	—	3,903
Total operating expenses	36,787	39,468	109,157	113,756
Operating income/(loss)	1,921	(7,442)	(3,890)	(3,010)
Other income (expense)
Interest income	—	9	7	84
Interest expense	(60)	(149)	(393)	(451)
Total other (expense), net	(60)	(140)	(386)	(367)
Income/(loss) before income taxes	1,861	(7,582)	(4,276)	(3,377)
Income tax (provision) benefit	(42)	182	(850)	(121)
Net income/(loss)	$1,819	$(7,400)	$(5,126)	$(3,498)

Weighted average common shares outstanding	11,023	10,844	10,993	10,413
Weighted average diluted shares outstanding	11,163	10,844	10,993	10,413
Net income/(loss) per share available to common shareholders
Basic	$0.16	$(0.68)	$(0.47)	$(0.34)
Diluted	$0.16	$(0.68)	$(0.47)	$(0.34)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(unaudited)
	(In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$57,294	$86,093
Restricted cash and cash equivalents	11,104	12,019
Accounts receivable, net of allowance of $511 and $518, respectively	7,799	6,835
Loans held for sale ($163,319 and $92,236 measured at fair value, respectively)	164,460	93,596
Prepaid and other current assets	14,663	10,758
Total current assets	255,320	209,301
Property and equipment, net	12,543	12,257
Goodwill	12,917	12,152
Intangible assets, net	55,221	57,626
Other non-current assets	706	496
Total assets	$336,707	$291,832
LIABILITIES:
Warehouse lines of credit	$140,112	$78,481
Accounts payable, trade	5,810	5,905
Deferred revenue	1,982	1,731
Deferred income taxes	2,033	2,211
Accrued expenses and other current liabilities	39,806	54,694
Total current liabilities	189,743	143,022
Income taxes payable	94	510
Other long-term liabilities	12,987	12,010
Deferred income taxes	16,581	15,380
Total liabilities	219,405	170,922

SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 11,881,606 and 10,904,330 shares, respectively, and outstanding 11,211,581 and 10,904,330 shares, respectively	119	109
Additional paid-in capital	908,031	901,818
Accumulated deficit	(786,143)	(781,017)
Treasury stock 670,025 and -0- shares, respectively	(4,705)	—
Total shareholders’ equity	117,302	120,910
Total liabilities and shareholders’ equity	$336,707	$291,832

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net loss	$(5,126)	$(3,498)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Loss on disposal of fixed assets	9	949
Amortization of intangibles	2,405	3,636
Depreciation	4,539	5,049
Intangible impairment	—	3,903
Non-cash compensation expense	2,840	3,060
Non-cash restructuring expense	301	161
Deferred income taxes	1,023	393
Gain on origination and sale of loans	(79,301)	(89,701)
Loss on impaired loans not sold	—	564
Loss on sale of real estate acquired in satisfaction of loans	377	51
Bad debt expense	45	325
Changes in current assets and liabilities:
Accounts receivable	(1,010)	(1,208)
Origination of loans	(1,940,925)	(2,232,380)
Proceeds from sales of loans	1,953,564	2,335,100
Principal payments received on loans	1,200	781
Payments to investors for loan repurchases and early payoff obligations	(9,114)	(5,641)
Prepaid and other current assets	(996)	(1,149)
Accounts payable and other current liabilities	(14,931)	3,580
Income taxes payable	(388)	(551)
Deferred revenue	109	(130)
Other, net	4,363	1,154
Net cash (used in) provided by operating activities	(81,016)	24,448
Cash flows from investing activities:
Acquisitions	(50)	(5,726)
Capital expenditures	(4,999)	(2,200)
Other, net	765	3,253
Net cash used in investing activities	(4,284)	(4,673)
Cash flows from financing activities:
Borrowing under warehouse lines of credit	1,374,460	1,964,237
Repayments of warehouse lines of credit	(1,312,829)	(1,973,294)
Issuance of common stock, net of withholding taxes	(575)	3,373
Purchase of treasury stock	(4,705)	—
Decrease (increase) in restricted cash	150	(875)
Net cash provided by (used in) financing activities	56,501	(6,559)
Net (decrease) increase in cash and cash equivalents	(28,799)	13,216
Cash and cash equivalents at beginning of period	86,093	73,643
Cash and cash equivalents at end of period	$57,294	$86,859

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS — BY SEGMENT

(Unaudited)

	For the Three Months Ended September 30, 2010: (In thousands)
	LendingTree Loans	Exchanges	Real Estate	Unallocated— Corporate	Total
Revenue	$34,760	$15,307	$3,213	$(103)	$53,177
Cost of revenue (exclusive of depreciation shown separately below)	11,049	1,312	2,074	34	14,469
Gross margin	23,711	13,995	1,139	(137)	38,708
Operating expenses:
Selling and marketing expense	4,432	12,944	454	—	17,830
General and administrative expense	6,714	669	951	5,701	14,035
Product development	135	804	74	—	1,013
Litigation settlements and contingencies	1,510	—	36	—	1,546
Restructuring expense	(14)	44	288	3	321
Amortization of intangibles	—	294	212	13	519
Depreciation	395	559	306	263	1,523
Total operating expenses	13,172	15,314	2,321	5,980	36,787
Operating income (loss)	10,539	(1,319)	(1,182)	(6,117)	1,921
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	294	212	13	519
Depreciation	395	559	306	263	1,523
EBITDA	10,934	(466)	(664)	(5,841)	3,963
Restructuring expense	(14)	44	288	3	321
Non-cash compensation	94	73	28	583	778
Litigation settlements and contingencies	1,510	—	36	—	1,546
Post acquisition adjustments	—	(849)	(221)	—	(1,070)
Adjusted EBITDA	$12,524	$(1,198)	$(533)	$(5,255)	$5,538

Reconciliation to net income in total:
Operating income per above					$1,921
Other expense, net					(60)
Income before income taxes					1,861
Income tax provision					(42)
Net income					$1,819

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), as supplemental measures to GAAP. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Tree.com’s Non-GAAP Measures

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation loss contingencies and settlements, (6) pro forma adjustments for significant acquisitions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

Tree.com will only present EBITDA and Adjusted EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

EBITDA and Adjusted EBITDA are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Other

REALTORS®—a registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of the Company and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our ability to operate effectively as a separate public entity following our spin-off from IAC in August 2008; additional costs associated with operating as an independent company; volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to spin-related restrictions; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; deficiencies in our disclosure controls and procedures and internal control over financial reporting; and our ability to successfully implement our strategic initiatives in the Real Estate and LendingTree Loans businesses.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2009, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, and June 30, 2010, and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com